News from

Buckeye

FOR IMMEDIATE RELEASE
Contacts: Steve Dean, Vice President
and Chief Financial Officer
901-320-8352
Shirley Spears
Investor Relations
901-320-8125
Website: www.bkitech.com

BUCKEYE ANNOUNCES ENERGY SAVINGS PROJECT

MEMPHIS, TN May 8, 2007 - Buckeye Technologies Inc. (NYSE:BKI) today announced that its Board of Directors approved $4.5 million in capital spending to fund the first of a series of energy related projects that will allow Buckeye’s wood cellulose plant in Perry, Florida to become increasingly independent from fossil fuels for its energy needs. The projects will result in approximately 92% of the plant’s energy coming from renewable or “green” energy sources in the future.

The cost of the entire project is expected to total $43 million and includes the installation of a condensing turbine and upgrades to two existing recovery boilers and related systems. The initial spending will support installation of the condensing turbine with a total cost of $14 million. Project work will begin immediately, and the total project will take several years to complete. Once completed, this green energy initiative is expected to replace the need for the equivalent of 200,000 barrels of oil per year and increases electrical generating capability to over 50 megawatts.

In addition to reducing the Foley plant’s dependence on fossil fuel, we anticipate these projects will result in further improvements to air quality, reducing sulfur air emissions by 93% and volatile organic compound emissions by 42%.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.